 EXHIBIT 99.1

Creative Medical Technology Holdings Identifies and Files Patent on Novel Mechanism of ImmCelz® Therapeutic Activity

Company Demonstrates that in Addition to Activating Endogenous Stem Cells and T Regulatory Cells

ImmCelz® Induces Surge of Therapeutic Protein HGF-1

February 1, 2021 - Phoenix, AZ (OTC – CELZ) Creative Medical Technology Holdings, Inc. announced today new data demonstrating that administration of ImmCelz® to animals with a variety of conditions results is a significant surge of the protein hepatocyte growth factor (HGF-1). When scientists blocked the effects of HGF in ImmCelz® treated animals, the therapeutic effects were significantly inhibited. The data suggests one of the molecular mechanisms of action of ImmCelz® is mediated by production of this therapeutic molecule.

“One of the drawbacks of many cellular therapies is their complicated, and many times ill-defined mechanisms of action.” Said Dr. Amit Patel, co-founder of the company and co-inventor of the patent application. “I am proud of our scientific team for focusing not only on the exploration of therapeutic benefits of ImmCelz® in a wide variety of diseases, but also on homing in on mechanisms of action. We have previously reported ImmCelz® induces T regulatory cells and endogenous neurogenesis1.  The current data suggest that HGF-1 may be acting upstream of these effects.”

To date the Company has reported therapeutic activity of ImmCelz® in models of rheumatoid arthritis2, stroke3, type 1 diabetes4, kidney failure5 and liver failure6.  The data disclosed today are supported by independent studies which have shown HGF-1 is capable of inducing T regulatory cells7,8 and stimulating neurogenesis9,10.

“Cellular immunotherapy has commanded extremely lucrative valuations for companies in early stages of clinical trials.” Said Timothy Warbington, President and CEO of Creative Medical Technology Holdings. “We believe for regenerative immunotherapy products such as ImmCelz® to attract similar valuations, understanding of biological mechanisms of action is important.  I commend our scientific collaborators for their work that resulted in this current patent filing.”

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1 Creative Medical Technology Holdings Identifies Mechanism of Action of ImmCelz® Stroke Regenerative Activity (prnewswire.com)

2 Creative Medical Technology Holdings Reports Positive Preclinical Data on ImmCelz® Immunotherapy Product in Rheumatoid Arthritis Model | BioSpace

3 Creative Medical Technology Holdings Identifies Mechanism of Action of ImmCelz® Stroke Regenerative Activity (prnewswire.com)

4 Creative Medical Technology Holdings Announces Positive Data and Patent Filing Using ImmCelz® to Treat Type 1 Diabetes (prnewswire.com)

5 Creative Medical Technology Holdings Files Patent based on Positive Data on Renal Failure using ImmCelz® Regenerative Immunotherapy (prnewswire.com)

6 Creative Medical Technology Holdings Announces Reversion of Liver Failure Using ImmCelz® Personalized Cellular Immunotherapy in Preclinical Model | Nasdaq

7 https://pubmed.ncbi.nlm.nih.gov/22158517/

8 https://pubmed.ncbi.nlm.nih.gov/20332205/

9 https://pubmed.ncbi.nlm.nih.gov/21683144/

10 https://pubmed.ncbi.nlm.nih.gov/20963849/

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in regenerative medicine/stem cell technology in the fields of immunotherapy, urology, neurology and orthopedics and is listed on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Timothy Warbington, CEO

CEO@CreativeMedicalHealth.com

Creativemedicaltechnology.com

www.StemSpine.com

www.Caverstem.com

www.Femcelz.com

ImmCelz.com

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